QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-140979 of our report dated July 27, 2005, except the second paragraph in Note 14 as to which the date is April 11, 2007, relating to the 2004 financial statements of Sirtris Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company being in the development stage) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 17, 2007

QuickLinks

  Exhibit 23.2